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                                                                     EXHIBIT 2.2

                      ASSIGNMENT AND ASSUMPTION AGREEMENT
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          THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement"), dated as of
April 15, 1997, is made and entered into by and between Jones Intercable, Inc., a Colorado corporation ("JIC") and Jones Communications of Missouri, Inc., a Colorado corporation ("JCM").

                                   Recitals
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          A.  Jones is party to that certain Asset Purchase Agreement dated as of February 28, 1997 (the "Purchase Agreement") with Jones Intercable Investors, L.P. (the "MLP"), pursuant to which JIC has agreed to buy, and the MLP has agreed to sell, substantially all of the assets relating to the cable television system owned by the MLP serving the communities in and around Independence, Missouri and Olathe, Kansas.

          B. In March 1997, JIC orally agreed to assign its rights and duties under the Purchase Agreement to JCM, and JCM orally agreed to accept such assignment.

          C. JIC and JCM desire to formalize the aforementioned assignment and assumption by a written agreement.

          D. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

                                  Agreements
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          In consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JIC and JCM hereby agree as follows:

          1.  Assignment and Assumption.  Subject to the terms and conditions of
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this Agreement:  (a) JIC hereby assigns, conveys and transfers to JCM all of its right, title and interest as Buyer under the Purchase Agreement, including but not limited to, the right to purchase the Assets of the System and (b) JCM hereby assumes and shall pay, discharge and perform all of the obligations and duties of Buyer under the Purchase Agreement.
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          2.  Further Assurances.  JIC and JCM shall execute and deliver such
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further instruments as may be reasonably necessary to carry out the terms of this Agreement.

          3.  Governing Law.  The validity, performance and enforcement of this
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Agreement shall be governed by the internal laws of the State of Colorado, without giving effect to the principles of conflicts of law of such State.


          The parties have executed this Agreement as of the date first written above.


                                              JONES INTERCABLE, INC.


                                              By      /s/ Elizabeth M. Steele
                                                      -----------------------

                                              Title   Vice President
                                                      -----------------------

                                              JONES COMMUNICATIONS OF
                                              MISSOURI, INC.


                                              By      /s/ Elizabeth M. Steele
                                                      -----------------------

                                              Title   Vice President
                                                      -----------------------

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